[LETTERHEAD OF STRADLEY, RONON, STEVENS & YOUNG, LLP]



Stradley, Ronon, Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103
(215) 564-8000

                                  July 5, 2001

Whirlwind Marketing, Inc.
455 Pennsylvania Avenue, Suite 200
Fort Washington, Pennsylvania 19034

     Re:  REGISTRATION STATEMENT ON FORM SB-2
          -----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to and for Whirlwind Marketing, Inc., a Delaware corporation (the "COMPANY"), in connection with the preparation and filing of a Registration Statement on Form SB-2 (Registration No. 333-61492), as amended by Amendment No. 1 (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), for the purpose of registering up to 1,091,250 outstanding shares (the "OUTSTANDING SHARES") and 181,250 shares underlying outstanding warrants (the "WARRANT SHARES") of its common stock, $0.001 par value per share (the "COMMON STOCK").

     We have examined the Company's Certificate of Incorporation, Bylaws, resolutions of the Board of Directors of the Company and such other documents, instruments and records as we deemed necessary or appropriate for purposes of rendering this opinion.

     In rendering this opinion, we have assumed and relied upon, without independent investigation, other than the inquiry referred to above, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

     The laws covered by the opinions expressed herein are limited to (a) the Federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States and (b) Delaware General Corporation Law, as amended.

     This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     Based upon, and subject to the foregoing, we are of the opinion, as of the date hereof, that:

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     1. the  Outstanding  Shares of Common  Stock of the Company  covered by the
Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable; and

     2. the Warrant Shares of Common Stock covered by the Registration Statement have been validly authorized, and when the respective warrants have been exercised in accordance with their terms and the respective exercise prices of such warrants have been fully paid to the Company, shall be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and we further consent to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of this Registration Statement.

                                        Very truly yours,


                                        STRADLEY, RONON, STEVENS & YOUNG, LLP


                                        By: /s/ Kevin P. Kundra
                                            -----------------------------------
                                            Kevin P. Kundra, a Partner